May 13, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:   Accent Color Sciences, Inc. 1995 Stock Incentive Plan
           Post-effective Amendment No. 1 to Form S-8 (File No. 333-29407)

Ladies and Gentlemen:

     We have acted as counsel to Accent Color Sciences, Inc., a Connecticut corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the "Registration Statement") registering an additional 500,000 shares of common stock, no par value per share ("Common Stock"), of the Company for issuance from time-to-time under the Accent Color Sciences, Inc. 1995 Stock Incentive Plan (the "Plan"). The Company has asked us to furnish you with our opinion as to the matters hereinafter set forth in support of the Registration Statement.

     In rendering this opinion, we have reviewed originals or copies, certified or otherwise authenticated to our satisfaction, of the Restated Certificate of Incorporation, Bylaws, and other records of the corporate proceedings of the Company and such other documents, including the Plan, as we have deemed necessary. As to various questions of fact material to our opinion, we have relied upon statements of fact contained in the documents we have examined or made to us by officers of the Company, who by reason of their positions would be expected to have knowledge of such facts. In addition, we have reviewed such provisions of law and have made such other and further investigations as we have deemed necessary in order to express the opinions hereinafter set forth.

     Based upon and subject to the foregoing, we are of the opinion that, upon the effectiveness of the Registration Statement, the 500,000 additional shares of Common Stock which may be issued and sold from time-to-time by the Company pursuant to the Plan as described in the Registration Statement and the Prospectus comprising a part thereof will be, when issued in accordance with the Plan, validly issued, fully paid and nonassessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

               Very truly yours,

               MURTHA, CULLINA, RICHTER and PINNEY, LLP



                          By:   /s/ Willard F. Pinney, Jr.
                                  Willard F. Pinney, Jr.
                                   A Partner